Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in each of Registration Statement Nos. 333-286813 and 333-290711 on Form F-3 and Registration Statement No. 333-282421 on Form S-8 of our report dated March 18, 2026, relating to the financial statements of Logistic Properties of the Americas in this Annual Report on Form 20-F for the year ended December 31, 2025.
/s/ Deloitte & Touche, S.A.
San José, Costa Rica
March 18, 2026